UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 18, 2018

Albertsons Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-205546	47-5579477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkcenter Blvd, Boise, ID	83706
(Address of Principal Executive Offices)	(Zip Code)
(208) 395-6200
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2018, Allen M. Gibson and Leonard Laufer were appointed to the Board of Directors (the “Board”) of Albertsons Companies, Inc. (the “Company”), effective immediately. Mr. Laufer was also appointed as Co-Chair of the Board’s Technology Committee.
Mr. Laufer currently serves as an employee of Cerberus Capital Management, L.P. (“Cerberus”). An affiliate of Cerberus maintains an ownership position in Albertsons Investor Holdings LLC, the Company’s controlling stockholder. There are no other arrangements or understandings between Mr. Gibson, Mr. Laufer and any other person pursuant to which Mr. Gibson and Mr. Laufer became directors. Neither Mr. Gibson nor Mr. Laufer is party to any transaction with the Company that would require disclosure under Item 404(a) of the Securities and Exchange Commission's (the “SEC”) Regulation S-K.
Concurrent with Messrs. Gibson and Laufer’s appointment to the Board, Lisa A. Gray and Ronald Kravit resigned as members of the Board. Ms. Gray’s and Mr. Kravit’s resignations from the Board were effective immediately and did not result from any disagreement with the Company. Ms. Gray resigned as a member of the Board’s Nominating and Corporate Governance Committee.
As previously announced by the Company, on October 18, 2018, the Company and James L. Donald entered into an employment agreement (the “Employment Agreement”), effective as of September 11, 2018, reflecting Mr. Donald’s appointment as the Company’s Chief Executive Officer and President. The Employment Agreement provides for a term through September 11, 2021. Pursuant to the Employment Agreement, Mr. Donald is entitled to receive an annual base salary of $1,500,000 and is eligible for an annual bonus targeted at 100% of his base salary. Mr. Donald is also entitled to receive annual equity grants valued at $8,000,000, subject to three-year ratable vesting and subject to any combination of time and/or performance conditions placed on such vesting by the Board or the Compensation Committee. If Mr. Donald’s employment terminates due to his death or if it is terminated due to his disability, he (or his beneficiary, if applicable) would be entitled to receive a lump sum payment in an amount equal to 25% of his base salary. If Mr. Donald’s employment is terminated by the Company without Cause or by Mr. Donald for Good Reason (as such terms are defined in the Employment Agreement), subject to his execution of a release, Mr. Donald would be entitled to a lump sum payment in an amount equal to 200% of the sum of his base salary plus target bonus, and reimbursement of the cost of continuation coverage of group health coverage for a period of 12 months. If Mr. Donald ceases to be the Company’s Chief Executive Officer and President but continues as Chairman or Co-Chairman of the Board, Mr. Donald will not be eligible to receive severance benefits if the terms of the Employment Agreement with respect to compensation and employee benefits (to the extent legally permissible) otherwise continue in full force and effect. This summary is qualified in its entirety by reference to the Employment Agreement, which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 18, 2018 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
10.1 Letter Agreement, dated October 18, 2018, by and among Albertsons Companies, Inc. and James L. Donald (incorporated by reference to Exhibit 10.1 to Albertsons Companies, Inc.'s Quarterly Report on Form 10-Q filed with the SEC on October 18, 2018)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Albertsons Companies, Inc.
(Registrant)

October 24, 2018	By:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Executive Vice President and General Counsel